UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2016

Trimble Navigation Limited
(Exact name of registrant as specified in its charter)

California	001-14845	94-2802192

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale, California, 94085
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company previously announced on January 19, 2016 that Francois Delepine, who was the Chief Financial Officer of the Company, would leave that position effective February 1, 2016, and would be departing the Company in early March 2016. In connection with his departure from the Company, on March 14, 2016, Mr. Delepine entered into a release agreement, as provided in the executive severance agreement signed with the Company at the commencement of his employment. Mr. Delepine has entered into a consulting agreement with the Company under which he is to provide transition services to the Company until June 2016. Under the terms of the release agreement and the severance agreement,  Mr. Delepine will receive a payment equal to the sum of his annual base salary in effect as of February 1, 2016 and his target bonus for 2016 (equal to 80% of his annual base salary). Mr. Delepine will also receive any accrued but unused vacation pay, an amount equal to the monthly COBRA premium for Mr. Delepine and his dependents for 12 months, and the accelerated vesting of 61,086 restricted stock units from the initial equity award received in connection with commencement of his employment.  In addition, under his consulting agreement, as payment for providing transition services to the Company, Mr. Delepine will receive $200,000, and vest into an additional 2,944 restricted stock units. The Company expects to record a one-time charge in the first quarter of the fiscal year ended December 30, 2016 of approximately $2.9 million before tax in connection with Mr. Delepine’s departure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE NAVIGATION LIMITED
a California corporation

Dated: March 17, 2016	By:	/s/ James A Kirkland
James A. Kirkland
Vice President and General Counsel